UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.   )*

                            CommTouch Software Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M25596103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                   [ ] Rule 13d-1(b)
                   [ ] Rule 13d-1(c)
                   [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 Pages

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 2 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Concord (k.t.) Investment Partners Ltd. (No IRS no.; foreign entity)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                7,500
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                831,400
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 7,500
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                831,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        838,900
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.59%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 3 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        k.t. Concord Venture Advisors (Cayman) L.P. (IRS #98-0204619)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                831,400
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                831,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,400
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.53%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 4 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        k.t. Concord Venture Advisors (Israel) L.P. (No IRS#; formed under laws of Israel)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                831,400
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                831,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,400
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.53%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 5 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        k.t. Concord Venture Fund (Cayman) L.P. (IRS #98-0204618)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                831,400
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                831,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,400
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.53%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 6 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        k.t. Concord Venture Fund (Israel) L.P. (No IRS #; foreign entity)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                831,400
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                831,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,400
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.53%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 7 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Yair Safrai
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                838,900
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                838,900
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        838,900
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.59%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 8 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Matty Karp
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                838,900
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                838,900
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        838,900
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.59%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                 PAGE 9 OF 16 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Shlomo Kalish
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                838,900
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                838,900
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        838,900
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.59%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 10 OF 16 PAGES
---------------------                                        -------------------

                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:  CommTouch Software Ltd. (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices: 3945 Freedom Circle, Santa Clara, CA 95054

Item 2(a). Names of Persons Filing: Concord (k.t.) Investment Partners Ltd. ("Concord Partners"); k.t. Concord Venture Advisors (Cayman) L.P. ("Concord Advisors Cayman"); k.t. Concord Venture Advisors (Israel) L.P. ("Concord Advisors Israel"); k.t. Concord Venture Fund (Cayman) L.P. ("Concord Fund Cayman"); and k.t. Concord Venture Fund (Israel), L.P. ("Concord Fund Israel"), Yair Safrai ("Safrai"), Matty Karp ("Karp") and Shlomo Kalish ("Kalish"), collectively, the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of the Reporting Persons is c/o Concord (k.t.) Venture Management Ltd., POB

                  12226, Herzelia, Israel, 46733.

Item 2(c). Citizenship: Concord Partners is a company organized under the laws of Israel. Concord Advisors Cayman and Concord Fund Cayman are both limited partnerships formed under the laws of the Cayman Islands. Concord Advisors Israel and Concord Fund Israel are both limited partnerships formed under the laws of Israel. Each of Safrai, Karp and Kalish are citizens of Israel.

Item 2(d).        Title of Class of Securities: Common Stock, $.01 Par Value.
                  (the "Common Stock")

Item 2(e).        CUSIP Number:  M25596103

Item 3.           Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:
                        Concord Advisors Cayman is the record owner of 5,620 shares of Common Stock as of December 31, 1999; Concord Advisors Israel is the record owner of 1,100 shares of Common Stock as of December 31, 1999; Concord Fund Cayman is the record owner of 687,280 shares of Common Stock as of December 31, 1999; Concord Fund Israel is the record owner of 137,400 shares of Common Stock as of December 31, 1999, for an aggregate of 831,400 shares, collectively, the "Record Shares."

                        Each of the Reporting Persons may be deemed to beneficially own 831,400 shares of Common Stock as of December 31, 1999 with the exception of Concord Partners, Safrai, Karp and Kalish which may be deemed to beneficially own 838,900 shares of Common Stock as of December 31, 1999. As the sole general partner of each of Concord Advisors Cayman, Concord Advisors Israel, Concord Fund Cayman and Concord Fund Israel, Concord Partners may be deemed to beneficially own all of the shares held by these entities

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 11 OF 16 PAGES
---------------------                                        -------------------

                        and may be deemed to share the power to direct the dispositions of and to vote the shares held by these entities.

                        Concord Partners holds options to purchase 7,500 shares of Common Stock exercisable within 60 days of December 31, 1999 (the "Option Shares"). As the individual directors of Concord Partners, Safrai, Karp and Kalish may be deemed to beneficially own, share the power to direct the disposition of and to vote the Record Shares and the Option Shares.

                  (b)   Percent of Class:

                        Concord Partners, 6.59%; Concord Advisors Cayman, 6.53%; Concord Advisors Israel, 6.53%; Concord Fund Cayman, 6.53%; Concord Fund Israel, 6.53%; Safrai, 6.59%; Karp, 6.59%; and Kalish, 6.59%. The foregoing percentages are calculated based on the 12,719,000 shares of Common Stock reported by the Issuer to be outstanding as of December 31, 1999.

                  (c)   Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: Concord Partners, 7,500; Concord Advisors Cayman, 0; Concord Advisors Israel, 0; Concord Fund Cayman, 0; Concord Fund Israel, 0; Safrai, 0; Karp, 0; and Kalish, 0.

                        (ii)   shared power to vote or to direct the vote:
                               Concord Partners, 831,400; Concord Advisors
                               Cayman, 831,400; Concord Advisors Israel,
                               831,400; Concord Fund Cayman, 831,400, Concord Fund Israel, 831,400; Safrai, 838,900; Karp, 838,900; and Kalish, 838,900.

                        (iii) sole power to dispose or direct the disposition of: Concord Partners, 7,500; Concord Advisors Cayman, 0; Concord Advisors Israel, 0; Concord Fund Cayman, 0; Concord Fund Israel, 0; Safrai, 0; Karp, 0; and Kalish, 0.

                        (iv) shared power to dispose or direct the disposition of: Concord Partners, 831,400; Concord Advisors Cayman, 831,400; Concord Advisors Israel, 831,400; Concord Fund Cayman, 831,400, Concord Fund Israel, 831,400; Safrai, 838,900; Karp, 838,900; and Kalish, 838,900.

                  Each of the Reporting Persons disclaim beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Persons hold of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 12 OF 16 PAGES
---------------------                                        -------------------

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 13 OF 16 PAGES
---------------------                                        -------------------

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                    CONCORD (K.T.) INVESTMENT PARTNERS LTD.

                                    By: /s/  Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

                                    K.T. CONCORD VENTURE ADVISORS (CAYMAN) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By:  /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

                                    K.T. CONCORD VENTURE ADVISORS (ISRAEL) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By: /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

                                    K.T. CONCORD VENTURE FUND (CAYMAN) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By: /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 14 OF 16 PAGES
---------------------                                        -------------------

                                    K.T. CONCORD VENTURE FUND (ISRAEL) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By: /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Managing Director

                                        /s/ Yair Safrai
                                        -------------------------------
                                             Yair Safrai

                                        /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp

                                        /s/ Shlomo Kalish
                                        -------------------------------
                                             Shlomo Kalish

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 15 OF 16 PAGES
---------------------                                        -------------------


                                    AGREEMENT
                                    ---------

      Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of CommTouch Software, Ltd.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 2000

                                    CONCORD (K.T.) INVESTMENT PARTNERS LTD.

                                    By: /s/  Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

                                    K.T. CONCORD VENTURE ADVISORS (CAYMAN) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By:  /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

                                    K.T. CONCORD VENTURE ADVISORS (ISRAEL) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By: /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

                                    K.T. CONCORD VENTURE FUND (CAYMAN) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By: /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Active Chairman

---------------------                                        -------------------
CUSIP NO.    M25596103                    13G                PAGE 16 OF 16 PAGES
---------------------                                        -------------------

                                    K.T. CONCORD VENTURE FUND (ISRAEL) L.P.

                                    By. Concord (k.t.) Investment Partners Ltd.
                                        Its General Partner

                                    By: /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp
                                             Managing Director

                                        /s/ Yair Safrai
                                        -------------------------------
                                             Yair Safrai

                                        /s/ Matty Karp
                                        -------------------------------
                                             Matty Karp

                                        /s/ Shlomo Kalish
                                        -------------------------------
                                             Shlomo Kalish